Exhibit 99.15
Fourteenth Amendment to the
CIBC World Markets Incentive Savings Plan for U.S. Employees
     Pursuant to the authority granted to CIBC, the CIBC World Markets Incentive Savings Plan for U.S. Employees is hereby amended in the following respects:
     1. Sections 7.03(a) of the Plan is hereby revised in its entirety to read as follows, effective with respect to distributions on or after March 28, 2005:
     (a) Balance Does Not Exceed $1,000. If the value of the vested portions of the Participant’s Accounts (including any loans outstanding on his Termination Date) does not exceed $1,000, determined in accordance with Section 7.08 but as of the Valuation Date coinciding with or immediately preceding the last day of the quarter following the quarter in which his Termination Date occurs, such vested portions, less any outstanding loan balance distributable in accordance with Appendix G, will be distributed to the Participant as soon as practicable after the end of such quarter following the quarter in which his Termination Date occurs, in a lump sum cash payment.
     2. Section 7.03(b) of the Plan is hereby revised in its entirety to read as follows, effective with respect to distributions on or after March 28, 2005:
     (b) Balance Exceeds $1,000. If the value of the vested portions of the Participant’s Accounts (including any loans outstanding on his Termination Date) exceeds $1,000, determined in accordance with Section 7.08 but as of the Valuation Date coinciding with or immediately preceding the last day of the quarter following the quarter in which his Termination Date occurs, such vested portions, less any outstanding loan balance distributable in accordance with on (or as soon as practicable after) the Distribution Date he elects, by one of the following methods chosen by the Participant:
(i)	by cash payment in a lump sum, or

(ii)	by cash payment in a series of substantially equal monthly, quarterly, semi-annual, or annual cash installments. The period over which such payment is to be made will not extend beyond the Participant’s life expectancy (or the life expectancy of the Participant and his designated Beneficiary).
     IN WITNESS WHEREOF, the undersigned has executed this amendment this 5th day of May, 2005.

By:	/s/ Joyce M. Phillips Joyce M. Phillips